Exhibit T3A-27.1

Appearing On Monday and Thursday	OFFICIAL JOURNAL OF THE REPUBLIC OF HAITI	GENERAL DIRECTOR Willems Edouard

160th Year No. 1	PORT-AU-PRINCE	Thursday January 6, 2005

SUMMARY
• Notice authorizing the operation of the Joint Stock Companies named:
            “ONEFONE, S.A.”
            “COBY BEACH RESORT S.A.”
            “HINTEL FOCUS, S.A.”
      - Deeds of Incorporation and Bylaws appended hereto.
• Extracts from the Registry of Trademarks and of Commerce.

NOTICE

The Ministry of Commerce and Industry informs the public in general and interested parties in particular that, in accordance with the Decrees of August 28, 1960, November 11, 1968, October 10, 1979, March 8, 1984 and June 2, 1995, are approved under the reserves and within the limits of the Laws of the Republic, the Deed of Incorporation and the Bylaws of the Joint Stock Company: “ONEFONE, S.A.” noted by Public Deed of September 21, 2004, in the Report of Me. Jean-Henry CEANT, Notary at Port au Prince.

Consequently, the said company with a share capital of TWO HUNDRED THOUSAND GOURDES (Gdes. 200,000) is authorized to operate under the conditions provided for in the preceding paragraph.

Port au Prince, on September 27, 2004.

[signature]
Danielle SAINT-LOT
Minister

Before Me. Jean-Henry CEANT, Notary in Port-au Prince, identified under No. 003-000-397-1, licensed under No. 414424 and taxed under No. 703092-A; Undersigned;

HAS APPEARED;

Me. Chantal HUDICOURT-EWALD, Attorney at the Bar of Port-au-Prince, respectively identified, licensed and taxed under Nos. 003-000-306-0, 465906 and B-030223, property owner, residing and domiciled in Port-au-Prince; present in the Office, acting as the one constituted of the founding members of the Joint Stock Company called: “ONEFONE, S.A.”.

Which Appearing Party in her capacity, has hereby filed at the Office of the undersigned Notary, to be placed this day in the rank of his Minutes; this, for all legal purposes, in particular to issue all necessary certified copies or extracts: the original of the Bylaws of the said Joint Stock Company, typed on the front of nine (9) sheets of ordinary white paper, comprising forty-six (46) articles and dated Port-au-Prince on September 16, 2004 and at the bottom of which the handwritten signatures are affixed. identified by the appearing party as being hers and that of Florence DEBROSSE VAVAL; both agents of the shareholders.

Said Bylaws will be recorded together in the Minutes hereof to remain appended hereto.

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DULY NOTED:

Done and signed at Port-au-Prince, at the Office and in the Minutes on this day twenty-first of September Two Thousand and Four.

And, after reading, required to sign, the appearing party in his capacity did so with the Notary. Four null and void crossed out words.

Thus signed in the same place in the Minutes (S): Me. Chantal HUDICOURT-EWALD and Me. Jean-Henry CEANT, Notary depositary of the Minutes at the bottom of which is written:

Registered in Port-au-Prince, on the twenty-first of September Two Thousand and Four, Folio:... Box:... of the Register:... No. …: Civil Deeds. Received D. Fixed; Gdes. Proportional: Gdes. Approval Stamp: Gdes.

The Director General of Registration (S): J. R. ANTOINE.

COLLATED

[signature]
Me. Jean-Henry CEANT
Notary Public

FOLLOWS THE CONTENT OF THE APPENDIX

BYLAWS
OF THE JOINT STOCK COMPANY CALLED
“ONEFONE, SA.”

Article 1.- A Joint Stock Company is hereby formed, between the current and future owners of the shares that will hereafter be created and those that may be subsequently created, which will be governed by these Bylaws and by the Laws of the Republic of Haiti that are applicable to it.

Article 2.- The Company's main purpose is any commercial operations relating to the operation of a telecommunications service business, the purchase, sale, resale, rental, import, export, repair, maintenance of telecommunication materials and equipment.

The Company may represent companies of all kinds, more particularly service companies, suppliers, manufacturers and installers of telecommunications equipment.

To this end, it may provide all services and engage in all commercial, furniture, real estate and financial operations, which may be directly or indirectly linked to its purpose and to any others likely to facilitate its development or even for a different purpose.

The Company may carry out all of these operations or one of them, or several of them, on its own behalf or on behalf of third parties, either alone or in partnership with third parties. It may take any interests and participations in any undertakings that may be connected to one of the aforementioned purposes or likely to favor them and do so through the creation of new Companies, by means of contributions, contracts, subscription and purchases of shares, bonds or other securities and by any means.

It will be able to receive and give any concession, to purchase, rent, sell, import, export, give or take as security, take or lease, lease any right, movable or immovable property necessary for the fulfillment of its purpose. It will have the ability to fulfill the purpose for which it was created in the same capacity, and as completely as a natural person could do as interested principal, agent or otherwise. It will be able to do everything necessary for its interests and for the protection of the company and its activities.

Article 3.- In addition to its legal title as a Joint Stock Company, the Company will take the name: “ONEFONE, S.A.”

Article 4.- The registered office is located in Port-au-Prince, Haiti, and may be transferred to any other location in the country by decision of the Board of Directors. It may also establish such branches, agencies or offices at the locations that the Board of Directors will determine.

Article 5.- The duration of the Company is unlimited, except in cases of early dissolution provided for by law and the Bylaws.

Article 6.- The share capital is TWO HUNDRED THOUSAND GOURDES (Gdes: 200,000.00), divided into eight thousand (8,000) common shares of Twenty-Five Gourdes (Gdes. 25.00) each. The shares will be released according to the terms set by the Board of Directors and in accordance with the law.

The General Shareholder Meetings may, upon resolution adopted in accordance with the Bylaws, create other classes of shares by determining the rights and obligations attached thereto.

Article 7.- Funding calls will be brought to the attention of shareholders by a simple letter addressed to them for this purpose. Subscribers of unpaid shares, transferees of shares and their original subscribers will be jointly and severally liable for their payment. In the absence of release at the fixed times, the Company may:

- either continue to recover the values due;

- or cancel the subscription of unpaid shares.

In the first case, the unpaid values will produce interest, even without a court-ordered request, calculated at the rate set by the Board of Directors taking into account the average rate charged by the local banks for commercial loans.

In the second case, the Board of Directors will call on new subscribers, whether shareholders or not, in the forms provided for in Article 10, who must carry out the full release of the amounts due without delay.

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Article 8.- CHANGES TO THE SHARE CAPITAL. The share capital may be modified according to the Company’s needs, upon proposal by the Board of Directors and after a decision of the General Shareholders Meeting convened for this purpose.

Article 9.- FORM OF THE SHARES.- The shares will be registered or bearer at the shareholder's choice. They will be represented by numbered certificates extracted from share registers. They will bear the seal of the Company and the signature of the Chairman or Vice-Chairman and of the Company’s Secretary or Treasurer.

The numbers and classes of shares, the names, residence, domicile and address of the owners will be entered in a register kept for this purpose at the registered office. Share transfers will also be recorded therein.

Article 10.- TRANSFERS OF SHARES.- Transfers of shares between ascendants or descendants or arising from the liquidation of community property or inheritance are free. In other cases, before selling or transferring a share, the owner must make an offer to the Company through the Board of Directors. The Company will have thirty (30) days to accept or refuse the offer. Beyond this deadline, the Board will transmit this offer to the shareholders who will also have a deadline of thirty (30) days to accept or refuse to acquire these shares. Beyond this sixty (60) day deadline, the sale or transfer may be made to any person, whether shareholders of the Company or not. Fully paid-up shares are the only ones eligible for transfer or assignment; at equal prices and conditions, the purchasing shareholder will always have preference over any third party purchaser.

The transfer of shares is effective upon registration that is made in a special register kept for this purpose by the Company.

Article 11.- LOSS OR DESTRUCTION OF SHARES.- In the event of the loss or destruction of a share certificate, duplicates of said certificate(s) will be issued to the owner, but only after a period of thirty (30) days from the notification of the loss or theft, and following two publications in a daily newspaper with a large circulation at the place of the registered office, informing of the loss or theft and the cancellation of the title(s) at issue.

The share certificate issued in the case provided for in this article must bear the mention that it replaces the lost or destroyed certificate.

Article 12.- Shareholders are only liable up to the amount of shares they own. Each paid-up share is entitled to the ownership of the corporate assets for a share in proportion to the number of shares of the capital that it represents and to an equally proportional share of the corporate profits and reserve funds.

Article 13.- OBLIGATIONS ATTACHED TO THE SHARE. The rights and obligations attaching to the share follow the title into whatever hand it passes. Ownership of a share automatically entails acceptance of these Bylaws, the decisions of the Shareholders' Meetings and those of the Board of Directors. The shareholders, heirs, assigns, and creditors of a shareholder cannot, under any pretext whatsoever, require the affixing of seals to the Company’s property, papers and documents, request their sharing or auction, nor interfere in any way in its administrative acts. They must, in order to exercise their rights, refer to the corporate inventories and the decisions of the Board of Directors and of the General Shareholders Meetings.

TITLE IV
GENERAL SHAREHOLDERS MEETINGS

Article 14.- NATURE OF THE MEETINGS.- The shareholders meet in a General Shareholders Meeting, which are qualified as:

a) extraordinary, when they are called upon to deliberate on questions involving amendments to the Bylaws;

(b) ordinary in all other cases. Ordinary General Shareholders Meetings will be qualified as Special Shareholders Meetings when they are convened outside of the regular framework of the Annual Meetings provided for below.

Article 15.- The Ordinary General Shareholders Meeting meets upon convocation by the Board of Directors, each year, within four months following the close of the corporate year. The Extraordinary General Shareholders Meeting is convened by the Board of Directors when it recognizes its usefulness. The same applies to the Special Meeting. In case of urgent necessity, General Shareholders Meetings may be convened by the Chairman of the Board of Directors, or upon express request made by shareholders representing at least thirty percent (30%) of the paid-up voting shares in circulation.

The Meetings will be convened by letter sent to the shareholder's address appearing in the Company's records or by notice published in a daily newspaper with a large circulation in Port-au-Prince. Notices of meeting must indicate the purpose, date and place of the meeting. A period of at least fifteen (15) days must elapse between the date of the convocation and the date of the Shareholders meeting.

Notice of meeting is not mandatory when all of the voting shares issued and in circulation are represented at a meeting. Likewise, a decision adopted unanimously by the voting shares without holding of a formal meeting has the same force as a resolution adopted at a meeting.

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Any shareholder will have the right to attend General Shareholders Meetings upon simple proof of their status as a shareholder, provided however that the shares they represent are released from eligible payments, as unpaid shares cannot be represented. Any shareholder may be represented by a proxy approved by the Board with a written Proxy.

Article 16.- SHAREHOLDERS’ RIGHT OF REVIEW. The Company’s financial statements are made available to the shareholders, at the registered office, at least thirty (30) days before the date of the Meeting. Any shareholder can review them at the registered office.

Article 17.- AGENDA.- The agenda for the General Shareholders Meetings will accompany the notice of meeting. Only matters appearing on the agenda may be submitted for deliberations, unless otherwise provided for by law.

Any group of shareholders representing at least a quarter of the paid-up voting shares may submit proposals to be placed on the agenda, provided that the proposal has been recorded in writing and submitted to the Chairman of the Board of Directors at least eight (8) days before the meeting. Before the holding of any General Shareholders Meeting, the Secretary will draw up an attendance sheet indicating the names and addresses of the shareholders present or represented, the number and category of shares held by each of them and the number of votes corresponding thereto. This sheet, signed by all the shareholders or their representative, will be certified by the Board of Directors and filed at the registered office for communication to whoever it may be.

Article 18.- BUREAU OF THE MEETING. The General Shareholders Meeting is chaired by the Chairman of the Board of Directors or, in the event of his incapacity, by the Vice-Chairman, or due to his inability to do so, by the oldest member of the Board. The Secretary of the Board of Directors will be the Secretary of the bureau of the Meeting. If he is not present, the Chairman will designate a Secretary from among the members of the Meeting.

The functions of the Bureau will consist exclusively of ensuring the proper functioning of the Meeting.

Article 19.- MINUTES.- The deliberations of the General Shareholders Meetings are recorded by Minutes inserted into a Register intended for this purpose, the Minutes, after reading, will be signed by the Chairman and the Secretary of the Bureau.

The evidence to be provided to third parties or to the courts of the deliberations of any Meeting results from copies or extracts of the Minutes certified as true by the Secretary. and approved by the Chairman of the Board of Directors or by two other members of the Board.

After of the Company’s dissolution and during liquidation, the copies and extracts will be signed by the liquidators or, where applicable, by the sole liquidator.

Article 20.- EFFECTS OF DELIBERATIONS. A properly-constituted General Shareholders Meeting represents all of the shareholders. Its deliberations are binding on all the shareholders, even those who are absent, dissidents or incapacitated.

TITLE V
RULES SPECIFIC TO GENERAL SHAREHOLDERS MEETINGS

Article 21.- QUORUM AND MAJORITY.- The annual Ordinary General Shareholders Meeting or an Ordinary General Shareholders Meeting convened as a Special Shareholders Meeting, must, in order to validly deliberate, gather a quorum of at least fifty-one percent (51%) of the voting shares issued and in circulation. If this quorum is not achieved, the Meeting will be constituted again by notice sent within fourteen (14) clear days, and will be able to deliberate regardless of the number of voting shares issued and in circulation present at the meeting.

The decisions of the annual Ordinary General Shareholders Meeting, or convened as a Special Shareholders Meeting, will be adopted by a majority of one half plus five (5) of the votes of the issued and outstanding voting shares present at the meeting.

Article 22.- POWERS.- The annual Ordinary General Shareholders Meeting meets to deliberate on all points concerning the Company’s activities during the past year. Its responsibilities are to:

a) rule on the operating and management report presented by the Board of Directors, with the power to grant discharge;

b) discuss and approve the financial statements;

c) make all decisions regarding the distribution/allocation of profits, in particular the distribution of dividends:

d) approve the estimated budget for the Company’s expenses and income:

e) appoint and dismiss directors;

f) decide on the authorizations and special powers to be granted to the Board of Directors;

g) in general, take cognizance of any matter within its jurisdiction placed on the agenda.

Article 23.- SPECIAL MEETING.- The Ordinary General Shareholders Meeting meets as a Special Shareholders Meeting when it is convened outside of the context of annual meetings.

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TITLE VI
RULES SPECIFIC
TO EXTRAORDINARY GENERAL SHAREHOLDERS MEETINGS

Article 24.- QUORUM AND MAJORITY.- Extraordinary General Shareholders Meetings are only properly constituted and validly deliberate as long as they are composed of shareholders representing sixty percent (60%) of the voting shares issued and in circulation. If this quorum is not reached, the Meeting may be reconvened within fourteen (14) clear days, and will deliberate validly if it brings together half plus one of the voting shares issued and in circulation.

At any Extraordinary General Shareholders Meeting, resolutions will be adopted by half plus ten (10) of the votes of the issued and outstanding voting shares present at the meeting.

Article 25.- POWERS.- The Extraordinary General Shareholders Meeting will hear all matters involving an amendment to the Bylaws subject to the legal provisions concerning the composition of the meetings, the method of calculating the votes and the number of members of the Board of Directors. In particular, it will have the following powers to:

a) create and issue preferred shares while complying with the legal provisions governing such matters;

 (b) increase or decrease the share capital;

c) decide on the Company’s dissolution.

TITLE VII
BOARD OF DIRECTORS

Article 26.- MEMBERS.- The Company is administered by a Board of Directors comprised of at least three (3) members. The number and duties of the directors may be modified by decision of the Ordinary General Shareholders Meeting within the limits indicated hereinabove and according to the Company’s needs.

The members can be either natural persons or legal entities. The designated representatives of legal entities must so designated in an individual capacity, proposed at the meeting and approved by vote of the General Shareholders Meeting. In the event of replacement for any reason whatsoever of a representative of a legal entity on the Board of Directors, this legal entity has a period of eight (8) clear days to propose, by letter with acknowledgment of receipt to Board of Directors, the name and references of its new representative. If, after the expiration of the allotted period, this legal entity has not designated any representative, the Board will automatically replace its representative.

The Company will pay or reimburse, where applicable, the expenses approved in the budget for travel, transportation, food and accommodation of the Board members who do not reside in the place where the Board meetings are to take place. Members may also be compensated for any work performed as an executive officer, agent or employee of the Company.

Article 27.- MANDATE AND DUTIES.- The members of the Board of Directors are elected by the Ordinary General Shareholders Meeting and their mandate is for two (2) corporate years. The Board members remain in office until their successors’ are elected. They choose from among their members a Chairman / CEO, a Vice-Chairman, a Secretary, a Treasurer and, where applicable, one or more Members, unless the Meeting decides to create other positions. With the exception of the Chairman, the same person can occupy two (2) positions.

The members of the Board are indefinitely re-electable under the conditions set by the Bylaws and the laws in force. The Companies they represent or they themselves must also each own at least one (1) share.

Article 28.- BOARD MEETINGS. - The Board of Directors meets as often as the Company’s interests require, upon being convened by the Chairman or, in his absence, by the Vice-Chairman.

It may also be convened by two Board members by letter, with acknowledgment of receipt addressed to the Chairman or his replacement, at least three (3) days in advance. This letter must indicate the reason for the convocation.

Any member of the Board of Directors may be represented by a written proxy.

Article 29.- QUORUM AND VOTE.- The Board of Directors may validly work when the majority of its members are present or represented. Decisions will be adopted by a majority of votes of the members present or represented. Each member of the Board has only one vote even when filling two positions.

Article 30.- VACANCY.- In the event of a vacancy caused by the death, incapacity, resignation or other of a director, this vacancy, except in the case of a director appointed by a legal entity, for which the replacement procedure is described in Article 26, will be filled by the election of a new member, by the remaining members. The thus-chosen replacement will only remain in office for the remaining time of his predecessor’s financial year.

Article 31.- MINUTES. The deliberations and resolutions of the Board are recorded in minutes that will be inserted in a register and signed by the directors present or represented during the deliberations. Copies or extracts from the Minutes of the Board of Directors will be certified as true by the Secretary or two Board members.

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A decision of the Board adopted in accordance with Article 31 without a Board meeting being held constitutes a resolution of the Board and will be recorded in the Minutes Register.

Article 32.- POWERS OF THE BOARD.- Without prejudice to the superior powers of the General Shareholders Meeting, the Board of Directors will exercise all of the Company’s powers as established by the Deed of Incorporation, the laws of the Republic of Haiti, these Bylaws and the Minutes of the General Shareholders Meetings.

Within the limits set hereinabove, the Board will have the complete management and administration authority for the Company. Without the list below being able to be interpreted as a limitation of powers, the Board may in particular:

a) Develop and approve the Company’s internal regulations and administrative organization;

b) Appoint and dismiss the Chief Executive Officer and the executives, approve the staff’s status, set the salary schedule and compensation as well as the hiring and dismissal conditions;

c) Designate any person who will be authorized to sign on the Company’s behalf any vouchers, promissory notes, bills, receipts, endorsements, checks, discharges, contracts and documents, give any mandate and power, either permanent or by single act, to any person of their choice;

d) Decide on the construction of buildings, purchase, acquire or dispose on the Company’s behalf of any property, rights or liens, at the prices, conditions and terms that it considers appropriate;

e) Borrow, give, receive, mortgage, issue bonds, sign agreements, transfers and all other negotiable or transferable instruments, as well as all securities obtained by mortgage or otherwise and carry out all deeds and acts necessary for these purposes;

f) Renounce liens, mortgages, actions, resolutions and other rights; sell the Company’s buildings;

g) Establish the annual budget for investment, for income and expenses; and declare dividends as applicable;

h) Propose to the Extraordinary General Shareholders Meeting any amendments to the Bylaws;

i) Issue bonds and other securities in the Company’s name under such terms and conditions as it deems suitable.

Article 33.- CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER.- The Chairman of the Board of Directors is the highest executive officer of the Company. He is by right the Chief Executive Officer; but he may delegate his management powers to another natural person, approved by the Board of Directors. He will have, in addition to the powers conferred on him by other articles of these Bylaws, the following powers:

(a) Chair the General Shareholders Meetings and the meetings of the Board of Directors:

b) Supervise the preparation of the Board’s annual management report and the interim reports;

c) Represent the Company in court both as plaintiff as well as defendant; issue or receive and where applicable, appoint with the Board’s approval, the person(s) responsible for issuing or receiving, on the Company’s behalf, the deeds of purchase, sale, transfer, tendering, mortgage or any other nature that must be carried out in Company’s favor resulting from operations carried out by the Company and which would be necessary to liquidate accounts, guarantee loans and interest, settle debts or accomplish any objectives for the benefit of the Company:

d) Within the limits established by the Board of Directors and these Bylaws, represent the Company to any individual, any Companies or businesses, any public or private entities or organizations.

Article 34. VICE-CHAIRMAN.- In the event that the Chairman is incapable, the Vice-Chairman of the Board of Directors or, in the event that there is more than one Vice-Chairman, one of them, in the descending numerical order established at the time of their appointment, will fulfill the Chairman’s duties and will be constrained to the same obligations that apply to him until the latter’s return or until the appointment of a new Chairman. The Vice-Chairman will fulfill such other function as the Board or the Chairman of the Board assigns to him.

Article 35.- Except in the case where a Secretary is elected, the Vice-Chairman will assume the duties of Secretary, which are as follows:

a) Supervise the drafting and conservation of the Minutes of the General Shareholders Meeting and of the Board of Directors’ meetings; certify them as being true and, as necessary, issue copies thereof;

b) Coordinate the preparation, sending and publication of the notices of meetings;

c) Supervise and coordinate the organization and preparation of the General Shareholders Meetings and the Board of Directors’ meetings;

d) Keep the Seal of the Company;

e) Keep the share register and note the transfer of said shares in the stock book;

f) Accomplish such other tasks as are conferred upon him by law, by the General Shareholders Meeting and by the Board of Directors:

Article 36.- THE TREASURER.- The Treasurer’s responsibilities are to:

a) Supervise the Company’s financial statements;

b) Ensure the monthly issuance of an unaudited income and expenses statement;

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c) Supervise the internal and, where applicable, external auditors’ work:

d) Participate in all financial or accounting working committees established by the Board of Directors;

e) Accomplish such other tasks as are conferred upon him by law, by the General Shareholders Meetings and by the Board of Directors;

Article 37.- LIABILITY OF THE DIRECTORS.- In accordance with the law governing the matter. The members of the Board of Directors, whoever they may be, do not enter into any personal or collective obligation relating to the Company’s affairs. They are only responsible for the execution of their mandate. However, they or the Company that they represent are required to deposit (1) share into the corporate fund, in order to guarantee their management; these shares are inalienable for the entire duration of their duties, until they have obtained discharge from the General Shareholders Meeting. The Board members may delegate all or part of their powers to salaried employees approved by the Board.

Article 38.- INDEMNIFICATION OF THE DIRECTORS.- The Company will indemnify any director against the claims to which he may be exposed for acts relating to his duties. It will provide reimbursements for all the main and incidental expenses arising therefrom carried out within the context of the budget. However, no claim will be honored if it was not authorized or if it results from a director’s negligence or intentional or culpable mismanagement.

TITLE VIII
OPERATIONS – FINANCIAL STATEMENTS

Article 39.- STANDARDS OF OPERATIONS.- The Company’s operations must comply with the ethical standards and must follow the administrative and financial rules established by the law and regulations governing such matters, by the Bylaws and by the internal regulations.

Article 40.- CORPORATE YEAR.- The corporate year is set by the Board of Directors.

Article 41.- FINANCIAL STATEMENTS.- Financial statements are established each year in accordance with the general accounting principles and in accordance with the national laws and regulations, these financial statements shall contain:

 a) The statement of assets, liabilities and shareholders’ equity;

b) The income, expenses and profit and loss statements.

Article 42.- NET PROFITS - RESERVES - DISTRIBUTABLE PROFITS.- Net profits are established after deduction.

1) General operating and Administration costs;

2) Allocations and provisions (reserve) for doubtful and/or irrecoverable debts;

3) All other charges of the Company.

From these net profits, a deduction of ten percent (10%) is levied to constitute the legal reserve fund until it has reached one half of the share capital.

After establishing the legal reserve, the General Shareholders Meeting may draw down any other sums it deems appropriate to set in order to be transferred to one or more general or special reserve funds for which it determines the allocation or use.

The distributable profit is made up of the net profit for the financial year minus, where applicable, the previous cumulative losses and amounts held in reserve. It may be totally or partially distributed in proportion to the shares paid in full, upon declaration of a dividend by the Board of Directors, and according to the terms and conditions provided for by law.

TITLE IX
AMENDMENT - DISSOLUTION – LIQUIDATION
DISPUTES

Article 43.- AMENDMENT.- These Bylaws may be amended, canceled or replaced by new bylaws, only by decision of the Extraordinary General Shareholders Meeting convened for this purpose, subject to the requirements regulating the operation of Companies.

Article 44.- DISSOLUTION.- The Company will be dissolved by decision of the Extraordinary General Shareholders Meeting adopted in accordance with the Bylaws.

Article 45.- LIQUIDATION.- In the event of dissolution for any reason whatsoever, the Extraordinary General Shareholders Meeting settles the liquidation method, upon proposal by the Board of Directors and subject to the provisions of the law, and appoints one or several liquidators whose powers and compensation it determines. This appointment puts an end to the Directors’ powers, who must hand over their financial statements to the liquidators.

The net proceeds of the liquidation after settlement of the Company’s liabilities and expenses will be distributed among the shareholders in proportion to their stake.

The partners will be summoned at the end of the liquidation to rule on the final account and on the liquidators’ management in order to give them discharge.

DISPUTES

Article 46.- Any disputes or litigation that may arise during the life or during the liquidation of the Company, either between shareholders for reasons of the Company, or between the Company and one or more shareholders will be resolved by arbitration.

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In such circumstances, the party raising the dispute will send to the other party by letter with acknowledgment of receipt, the demands that it intends to submit to the Arbitration Council, indicating the arbitrator that it has appointed. It will also order him to appoint an arbitrator of his choice, within fifteen (15) clear days from receipt of the letter, and to meet in order to draft the settlement. At the end of this period, if the defendant has not complied with the summons, he will be deemed to have acquiesced to the request for arbitration. In this case, the arbitrator who is to represent him will be appointed by Order of the Dean of Judges of the Civil Court of Port-au-Prince upon request addressed to him by the plaintiff within 10 clear days. After this period, the plaintiff’s inaction will constitute a waiver of the action initiated. He will no longer be able to resort to arbitration for the same and similar purpose before one year has passed.

The third arbitrator will be co-opted within a clear eight-day period by the two arbitrators chosen or appointed as stated above. In the event of disagreement on the choice, the third arbitrator will be appointed by the Dean of Judges of the Civil Court of Port au-Prince proceeding by order following a settlement on request addressed to him by the most diligent party. The third arbitrator will chair the Arbitration Council.

The arbitrators will be validly informed by the notification of the settlement or, where applicable, by the copy of the letter containing the plaintiff’s grievances together with the summons and the orders of the Dean of Judges, which will serve in place of settlement.

The Arbitration Council will meet within eight clear eight days of its constitution and will pronounce its award within a thirty (30) day deadline from the first meeting. If absolutely necessary, the arbitrators may decide to extend this deadline.

The arbitral award to be issued will be binding and irrevocable and can only be challenged by an appeal to the Court of Cassation.

Done and signed in Port-au-Prince on September 16, 2004.

Follow the signatures of: Me. Chantal HUDICOURT-EWALD and Florence DEBROSSE VAVAL.

Then it is written: Registered in Port-au-Prince, September twenty-first, two thousand and four: Folio:... Box:... of the Register... No... of Civil Deeds. Received D. Fixed: Gdes. Proportional; Gdes. Approval Stamp: Gdes.

The General Director of Registration (S): J. R. ANTOINE.

Collated

As notarized true copy

[signature]
Me. Jean-Henry CEANT
Notary Public

Before Me. Jean-Henry CEANT, Notary in Port-au-Prince, identified under No. 003-000-397-1, licensed under No. 414424 and taxed under No. 703092-A; Undersigned;

HAVE APPEARED:

- Me. Chantal HUDICOURT-EWALD, identified under No. 003-000-306-0, acting in her capacity as agent of:

1. - Mr. Gilbert BIGIO, identified under No. 003-077-243-7;

2) Mr. Reuven BIGIO, identified under No. 004-088-877-1;

According to a private mandate received on the fourteenth of September two thousand four at Port-au-Prince.

- Ms. Florence DEBROSSE VAVAL, identified under No: 003-029-139-1, acting in her capacity as agent of: Mr. Eddy LEFEVRE, identified under No: 003-005-l38-2, according to private mandate received on date of September fourteenth, two thousand and four, in Port-au-Prince.

All property owners, residing and domiciled at Port-au Prince, present at the Office.

Who appearing in their capacities, have hereby declared to the Undersigned Notary that the founding members of the Joint Stock Company called: “ONEFONE, S.A.” with share capital of TWO HUNDRED THOUSAND GOURDES (Gdes. 200,000.00), to satisfy the requirements of Articles three, four and five of the Decree-Law of August twenty eight nineteen hundred and sixty and other subsequent laws

In such matters.

1o) Have subscribed to the entire share capital in the following manner:

- Mr. Gilbert BIGIO: Six Thousand Four Hundred (6,400) shares of Twenty-Five Gourdes (Gdes. 25.00) each, or the sum of One Hundred and Sixty Thousand Gourdes (Gdes. 160,000.00).

Mr. Reuven BIGIO: Eight Hundred (800) shares of Twenty-Five Gourdes (Gdes. 25.00) each, or the sum of: Twenty Thousand Gourdes (Gdes. 20,000.00).

Mr. Eddy LEFEVRE: Eight Hundred (800) shares of Twenty-Five Gourdes (Gdes. 25.00) each, or the sum of: Twenty Thousand Gourdes (Gdes. 20,000.00).

And 2o) Have paid a quarter of the share capital, i.e. the sum of Twenty-Five Thousand Gourdes (Gdes. 25,000.00), appears certificate issued by the Banque Nationale de Crédit (B.N.C.) dated September seventeenth Two Thousand Four, the subscription forms having been duly signed by the subscribers.

No.1 - Thursday January 6, 2005	<< LE MONITEUR >>	9

DULY NOTED:

Drawn up and entered into at Port-au-Prince, in the Office and in the Minutes on this day, September twenty-first, two thousand and four.

And, after reading, required to sign, the appearing parties did so with the Notary, six words crossed out null and void and two references in the margin good.

Thus signed in the same place of the Minutes (S): Me. Chantal HUDICOURT-EWALD, Florence DEBROSSE VAVAL and Me. Jean-Henry CEANT, Notary, depositary of the Minutes at the bottom of which is written:

Registered in Port-au-Prince, on September twenty-first, two thousand and four, in Folio:... Box:... of the Register:... No.:... of the Civil Registry Deeds. Received D. Fixed: Gdes. Proportional Gdes. Approval Stamp: Gdes.

The General Director of Registration (S): J. R. ANTOINE.

Collated

[signature]

Me. Jean-Henry CEANT

Notary Public

BANQUE NATIONALE DE CREDIT

CERTIFICATE

The BANQUE NATIONALE DE CREDIT, hereby certifies having opened on its books a Current Account called: “ONEFONE, S.A.,” under number 1660018649 in the amount of TWENTY-FIVE THOUSAND GOURDES & 00/100 (Gdes. 25,000.00), value representing one quarter of the share capital of the Company in formation.

In witness whereof, this certificate is issued to serve for all legal intents and purposes.

Port-au-Prince on September 17, 2004.

(S) Illegible

Banque Nationale de Crédit

Branch Rue des Miracles

Seal

Then it is written: Registered in Port-au-Prince, September twenty-first, two thousand and four; Folio... Box:... of the Registry:... No:... of the Civil Registry Deeds. Received D. Fixed Gdes. Proportional Gdes. Approval Stamp: Gdes.

The Director General of Registration (S): J. R. ANTOINE.

Collated

As certified true copy

[signature]

Me. Jean-Henry CEANT

Notary Public

SUBSCRIPTION FORM

In accordance with the provisions of Articles 35 bis and 43 of the Commercial Code, those of the Law of August 20, 1960 and those of the Decree of November 11, 1968 on Joint Stock Companies, it is hereby certified that:

Mr. Gilbert BIGIO has subscribed for 6,400 shares;

Mr. Reuven BIGIO has subscribed for 800 shares;

Mr. Eddy LEFEVRE has subscribed for 800 shares.

Of the Joint Stock Company called: “ONEFONE, S.A.” making a total of Eight Thousand (8,000) shares of Twenty-Five Gourdes (Gdes. 25.00) each, for a total value of Two Hundred Thousand Gourdes (Gdes. 200,000.00).

In witness whereof, the undersigned have affixed their signatures hereto.

Done in Port-au-Prince, on September 17, 2004.

In witness whereof, these Minutes are drawn up to serve for all legal intents and purposes.

Follow the signatures of: Me. Chantal HUDICOURT EWALD and Ms. Florence DEBROSSE VAVAL.

Then it is written: Registered in Port-au-Prince, September twenty-first, two thousand and four; Folio... Box:... of the Register:... No:... of the Civil Registry Deeds. Received D. Fixed Gdes. Proportional Gdes. Approval Stamp: Gdes.

The Director General of Registration (S) J. R. ANTOINE

Collated

As certified true copy

[signature]

Me. Jean-Henry CEANT

Notary Public

Before Me. Jean-Henry CEANT, Notary at Port-au Prince, identified under No. 003-000-397-1, licensed under No. 414424 and taxed under No. 703092-A; Undersigned;

HAVE APPEARED:

- Me. Chantal HUDICOURT-EWALD, identified under No. 003-000-306-0, acting in her capacity as agent of:

1.- Mr. Gilbert BIGIO, identified under No. 003-077-243-1;

2) Mr. Reuven BIGIO, identified under No. 004-088-877-1;

10	<< LE MONITEUR >>	No.1 - Thursday January 6, 2005

According to a private mandate received on September fourteenth, two thousand and four, in Port-au-Prince.

- Mrs. Florence DEBROSSE VAVAL, identified under No: 003-029-739-1, acting in her capacity as agent of Mr. Eddy LEFEVRE, identified under No: 003-005-138-2, under private mandate received on September fourteenth two thousand and four in Port-au-Prince.

All property owners, residing and domiciled in Port-au-Prince, present in the Office.

Which appearing parties have, hereby, declared to the undersigned Notary that, wishing to form a Joint Stock Company, they have, after completion of the formalities prescribed by the Law, adopted the following constitution approved by the founding members.

Article 1.- It is hereby formed, between the current and future owners of the shares that will hereinafter be created and those that may be subsequently created, a Joint Stock Company that will be governed by these Bylaws and by the Laws of the Republic of Haiti that are applicable to it.

Article 2.- The Company’s main purpose is any commercial operations relating to the operation of a telecommunications service business, the purchase, sale, resale, rental, import, export, repair, maintenance of telecommunication materials and equipment.

Article 3.- In addition to its legal title as a Joint Stock Company, the Company will take the name: “ONEFONE, S.A.”

Article 4.- The registered office is located in Port-au-Prince, Haiti.

Article 5.- The duration of the Company is unlimited, except in the cases of early dissolution provided for by law and the Bylaws.

Article 6.- The share capital is TWO HUNDRED THOUSAND GOURDES (Gdes: 200,000.00), divided into eight thousand (8,000) common shares of Twenty-Five Gourdes (Gdes. 25.00) each).

Article 7.- The shares will be registered or bearer at the shareholder's choice.

Article 8.- The rights and obligations attaching to the share follow the title into whatever hand it passes. Ownership of a share automatically entails acceptance of these Bylaws, the decisions of the Shareholders Meetings and those of the Board of Directors. The shareholders, heirs, assigns, and creditors of a shareholder cannot, under any pretext whatsoever, require the affixing of seals to the property, papers and documents of the Company, request their sharing or auction, nor interfere in any way in its administrative acts. They must, in order to exercise their rights, refer to the corporate inventories and the decisions of the Board of Directors and the General Shareholders Meetings.

Article 9.- A properly-constituted General Shareholders Meeting represents all of the shareholders.

Article 10.- The annual Ordinary General Shareholders Meeting or the Ordinary General Meeting, convened as a Special Shareholders Meeting, must, in order to validly deliberate, gather a quorum of at least fifty-one percent (51%) of the voting shares issued and in circulation.

Article 11.- The Company is administered by a Board of Directors comprised of at least three (3) members.

Article 12.- The corporate year is set by the Board of Directors.

Article 13.- Any disputes or litigation that may arise during the life or during the liquidation of the Company, either between shareholders for reasons of the Company, or between the Company and one or more shareholders will be resolved by arbitration.

DULY NOTED:

Drawn up and entered into at Port-au-Prince, in the Office and in the Minutes on this day, September twenty-first, two thousand and four.

And, after reading, required to sign, the appearing parties did so with the Notary, six words crossed out void and two references in the margin good.

Thus signed in the same place of the Minutes (S): Me. Chantal HUDICOURT-EWALD. Florence DEBROSSE VAVAL and Me. Jean-Henry CEANT, Notary, depositary of the Minutes at the bottom of which is written:

Registered in Port-au-Prince, on September twenty-first, two thousand and four, in Folio:... Box:... of the Register:... No.:... of the Civil Registry Deeds. Received D. Fixed: Gdes. Proportional Gdes. Approval Stamp: Gdes.

The General Director of Registration (S): J. R. ANTOINE.

Collated

[signature]

Me. Jean-Henry CEANT

Notary Public

MINUTES
OF THE CONSTITUENT MEETING
OF THE JOINT STOCK COMPANY NAMED
“ONEFONE, S.A.”

The year Two Thousand and Four and the sixteenth of September at 10 a.m.

No.1 - Thursday January 6, 2005	<< LE MONITEUR >>	11

The founding members of the Joint Stock Company called: “ONEFONE, S.A.” met in a General Constituent Meeting for the purposes of completing the formalities provided for by Article 11 of the Law of August twenty-first, Nineteen Hundred and Sixty and other subsequent Laws on the formation and operation of Joint Stock Companies.

Consequently, the following decisions were adopted by the Meeting:

1) After discussions, the Deed of Incorporation for the Company was approved;

2) After reading, the Bylaws of the Company were approved.

3) The founders not making any call for funds from the public, they noted that each of them had responded to the subscription obligation and thus the sum representing one quarter of the share capital was paid, i.e. the value of Twenty-Five Thousand Gourdes (Gdes. 25,000.00)

4) All the contributions were in cash and no particular advantage was granted;

5) The Board of Directors until the next annual meeting in General Meeting is thus formed:

Mr. Gilbert BIGIO                    Chairman

Mr. Reuven BIGIO          Vice-Chairman and Treasurer

Mr. Eddy LEFEVRE                Secretary

In witness whereof, these Minutes were drawn up to serve for all legal intents and purposes.

Follow the signatures of: Me. Chantal HUDICOURT EWALD and Ms. Florence DEBROSSE VAVAL.

Then it is written: Registered in Port-au-Prince, September twenty-first, two thousand and four; Folio... Box:... of the Register:... No:... of the Civil Registry Deeds. Received D. Fixed: Gdes. Proportional: Gdes. Approval Stamp: Gdes.

The General Director of Registration (S): J. R. ANTOINE

Collated

As notarized true copy

[signature]

Me. Jean-Henry CEANT

Notary Public

Filed and registered, at the Ministry of Commerce and Industry were two originals of the Deed of Incorporation and the Bylaws of the Joint Stock Company called: “ONEFONE, S.A.” with share capital of Gdes. 200,000 and having its registered office in Port-au-Prince. Formed at... On... Date of 1st filing of the Bylaws on... Registration for Contributions on... Signature of the Deed of Incorporation on... Registration for Contributions on 9/21/2004. Final registration on 27/9/2004 No. E-107 Folio 27 Reg. X.

[signature]

General Director

NOTICE

The Ministry of Commerce and Industry informs the public in general and interested parties in particular that, in accordance with the Decrees of August 28, 1960, November 11, 1968, October 10, 1979, March 8, 1984 and June 2, 1995, are approved under the reserves and within the limits of the Laws of the Republic, the Deed of Incorporation and the Bylaws of the Joint Stock Company: “COBY BEACH RESORT, S.A.” noted by Public Deed on October 10, 2003, in the Report of Me. Jean-Henry CEANT, Notary at Port au Prince.

Consequently, the said company with a share capital of ONE HUNDRED THOUSAND GOURDES (Gdes. 100,000) is authorized to operate under the conditions provided for in the preceding paragraph.

Port-au-Prince, on October 31, 2003

[signature]

Jean Claude ROCHE

Minister

Before Me. Jean-Henry CÉANT, Notary at Port-au- Prince, identified under No. 003-000-397-1, licensed under No. 414424 and taxed under No. 703092A; Undersigned.

HAS APPEARED:

Me. Elisabeth COLIMON WOOLLEY. Lawyer at the Bar of Port-au-Prince, respectively identified, licensed and taxed under Nos: 003-028-263-8, 325011 and B-1601857, property owner, residing and domiciled in this city; acting as the one constituted by the founding members of the Joint Stock Company called: “COBY BEACH RESORT. S.A.”

Who appears in her capacity, has hereby filed at the Office of the undersigned Notary, to be placed among his Minutes, on this day, for all legal purposes, in particular to issue all necessary extracts or certified copies thereof: the original of the Bylaws of the said Joint Stock Company, typewritten on the front of six (6) sheets of ordinary white paper, containing thirty-one (31) articles, dated Port-au-Prince, September eight two thousand.

Appearing On Monday and Thursday	OFFICIAL JOURNAL OF THE REPUBLIC OF HAITI	GENERAL DIRECTOR Ronald Saint Jean

178th Year - No. 67	PORT-AU-PRINCE	Tuesday April 25, 2023

SUMMARY NOTICE
• Notice authorizing the amendment made to the Bylaws of the Joint Stock Company named:
“ONEFONE, S.A.”
- Minutes appended hereto.
• Notice of rectification, for material errors, of the Notice approving the amendments made to the Bylaws of the Joint Stock Company named: “C3 EDITIONS, S.A.” (See Le Moniteur 178th Year, No. 15 of Friday, January 27, 2023).

NOTICE

The Ministry of Commerce and Industry informs the public in general and the interested parties in particular that, accordance with the Decrees of August 28, 1960, November 11, 1968, October 10, 1979, March 8, 1984 and June 2, 1995, are approved under the reservations and within the limits of the Laws of the Republic, the amendment made to the Bylaws of the Joint Stock Company: “ONEFONE, S.A.” noted by Public Deed on December 12, 2022, in the Report of Me. Dina SEIDE, Notary at Pétion-Ville.

Consequently, the above-mentioned amendment has been entered in the Registers intended for this purpose.

Port-au-Prince, on March 9, 2023.

[signature]

Ricardin SAINT-JEAN

Minister

FIRST CERTIFIED COPY

Republic of Haiti

Before Me. Dina SÉÏDE, holding law degree, Notary in residence at Pétion-Ville, identified by her National Identification Card under CIN: 01-01-99-1977-11-00470 and registered for tax purposes under No.: 003-648-248-9; licensed and taxed under Nos.: 2207212392 and 2207212387 for this financial year, Undersigned.

Has appeared:

Me. Johnson NAZAIRE, identified for tax purposes under NIF: 006-993-223-6, Lawyer at the Bar of Port-au-Prince, property owner, residing and domiciled in the Municipality of Pétion-Ville, licensed and taxed under Nos.: 2167181185 and 8407016625 for this financial year, currently present in our Office.

Who, acting in his capacity as Lawyer for the Joint Stock Company called: “ONEFONE S.A.”.

2	<< LE MONITEUR >>	N°. 67 - Tuesday April 25, 2023

Has, hereby, filed at our Office to be classified among our Minutes and to receive dispatch after its registration that will take place at the same time as the Minutes hereof to which it will remain appended.

The original of the Bylaws amended pursuant to the Minutes of the Extraordinary General Shareholders Meeting of the above-mentioned Company held on the date of August twenty-second two thousand.

Which Bylaws typewritten on both sides of twelve (12) sheets of white paper, dated August twenty-third, two thousand and twenty-two, and comprising forty-eight (48) articles, are in fine bearing the signatures identified as those of the gentlemen and ladies, namely: Maarten R. Boute, Member; Holly Anya MC NAMARA, Chairperson; Luca SEBASTIANI, Vice-Chairman and Treasurer and Maguy Yves VERCELA, Secretary.

Which Bylaws will be recorded at the same time as the Minutes hereof that they will remain appended to.

Duly noted:

Done and signed at Pétion-Ville in the Office and in the Minutes, on this day December twelve, two thousand and twenty-two (December 12, 2022).

And, after reading, the appearing person signed with the undersigned Notary.

Thus signed at the same place in the Minutes hereof: Me. Johnson NAZAIRE and Me. Dina SÉÏDE, Notary. The latter depositary of the Minutes. Then from what is written:

Recorded in Pétion-Ville, on January twenty-fifth, two thousand and twenty-three (January 25, 2023). Folio... Box... of the Register... No.:... of the Civil Registry Deeds. All duties collected in Pétion-Ville.

The Receiver of the Registration (S):
Mr. Luc Richard BATTIST.
Notice of Assessment: RC: 15934769.
First Certified Copy
Collated

[signature]

Me. Dina SÉÏDE

Notary Public

BYLAWS
OF THE JOINT STOCK COMPANY:
“ONEFONE S.A.”

TITLE I

COMPANY NAME - PURPOSE - HEADQUARTERS

Article 1.- There is hereby formed, between the current and future owners of the shares hereinafter created and those that may subsequently be created, a Joint Stock Company of a commercial and financial nature governed by these Bylaws and the Laws in force of the Republic of Haiti.

Article 2.- The Company’s main purpose is: all commercial operations relating, in general, to telecommunications and the exploitation of information and communication technologies.

The Company may carry out any economic, industrial, commercial, civil, financial, movable property or real estate transactions directly or indirectly relating to its corporate purpose, or any similar, related purposes likely to promote its extension or development. The Company may buy, sell, rent, import, export, repair and maintain telecommunications materials and equipment.

The Company may carry out any operations falling within its purpose, either alone, in participation, or in partnership in any form whatsoever. The Company may purchase, exploit or transfer all processes and patents relating to its activities. The Company may do whatever is necessary to achieve its corporate purpose as long as said operations comply with the Laws and regulations in force.

Article 3.- The name of the Company is: “ONEFONE S.A.”

Article 4.- The registered office is located in Port-au-Prince. Administrative, operating and management headquarters may be established wherever the Board of Directors deems it appropriate.

Article 5.- The duration of the Company is unlimited, except in the case of early dissolution, pursuant to a decision of the General Meeting of shareholders adopted in accordance with the provisions of Articles 39 et seq. of these Bylaws.

TITLE II

SHARE CAPITAL

Article 6.- The share capital is set at the sum of two hundred thousand gourdes (Gdes 200,000.00) divided into eight thousand (8,000) Common Shares of twenty-five gourdes (Gdes 25.00) each. The share capital has been subscribed and fully paid up in its entirety.

N°. 67 - Tuesday April 25, 2023	<< LE MONITEUR >>	3

The share capital may be increased by the creation of new shares pursuant to a deliberation of the Extraordinary General Shareholders Meeting, adopted under the conditions of Articles 40 et seq. of these Bylaws. This Meeting sets the conditions for issuing the new shares or delegating powers, for this purpose, to the Board of Directors.

TITLE III

AS TO THE SHARES

Article 7.- The payment of the share capital is made as provided for by the Laws in force.

Article 8.- The final share titles are registered, extracted from a stock book, bearing a serial number and the signatures of the Chairman and the Treasurer of the Board of Directors. The transfer of these shares takes place by means of a declaration of transfer made to the registered office.

However, the shareholders can only transfer their shares to third parties after having offered them, by letter with acknowledgment of receipt, to the Board of Directors who will submit the offer to the other shareholders.

This right of pre-emption ends one month after receipt of the offer in the event that the Board does not send any proposal to the transferor.

In the event of loss or theft of one or more share certificates, new certificates must be issued to the owner(s), but only after a period of sixty (60) days from the day of the notification of the loss and following a double publication at an interval of thirty days in a daily newspaper with a large circulation published at the place of the registered office informing of the loss or cancellation of the title or titles in question.

Article 9.- Each share is entitled to the ownership of the corporate assets for a share in proportion to the number of existing shares. Each share also grants a share in the profits, the right to vote and representation at General Shareholders Meetings according to the conditions set by the Law and these Bylaws.

The shareholders only bear losses up to the amount of their contributions. The rights and obligations attached to the share follow the title into whatever hand they are found. Ownership of a share automatically entails adherence to the Bylaws and the decisions of the General Shareholders Meetings.

Each share also entitles any shareholder, at any time of the year, to review or copy at the registered office, by themselves or by an agent, all of the documents that have been submitted to the General Shareholders Meetings during the last three (3) years and the Minutes of these Meetings and to use the right of communication provided for in the Bylaws. It also gives the right to take legal action under the conditions provided for in Article 48 of the Bylaws.

The Company may decide to create new preferred or non-preferred shares, which may confer on their holder financial rights attached to non-voting shares in return for their contributions. The Extraordinary General Shareholders Meeting is solely competent to decide on the creation of new shares. The Extraordinary General Shareholders Meeting may also delegate to the Board of Directors the necessary powers to carry out, on one or more occasions, the issuance of a category of transferable securities, and to set the conditions and amounts thereof.

Article 10.- The shares are indivisible with regard to the Company, which only recognizes one owner for each share. Undivided co-owners are required to be represented by only one of them considered by the Company as the sole owner.

The heirs or creditors of a shareholder cannot, under any pretext whatsoever, require the affixing of seals to the Company's property and papers, request the sharing or auction thereof, nor interfere in any manner with the acts of the administration of the Company. They must, in order to exercise their rights, refer to the corporate inventories and the decisions of the General Shareholders Meeting.

Article 11.- The rights and obligations attached to the share follow the title into whatever hand they pass, after its transfer has been registered, as provided for in Article 8 above. The transferee alone has the right to the current dividend and any share of the reserves.

TITLE IV

MANAGEMENT OF COMPANY’S INTERESTS

A.- ORDINARY GENERAL SHAREHOLDERS MEETINGS

Article 12.- The shareholders gathered in a General Shareholders Meeting sovereignly decide on everything concerning the Company. They designate agents to provide the Company’s Administration, who are appointed for two (2) years from among themselves and dismissible by them, who comprise the Board of Directors. The latter carries out the decisions of the General Shareholders Meeting and is entirely subject to the will of the shareholders gathered at the General Shareholders Meeting. The General Shareholders Meeting is convened by the Board of Directors.

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Article 13.- Regardless of their date of convening, if the decisions they have to adopt relate to the Company’s management, administration or the interpretation of the Bylaws, the General Shareholders Meetings are qualified as Ordinary.

The shareholders are gathered, each year, in an Ordinary General Shareholders Meeting at the registered office or at any other place indicated in the notice of meeting, within the first ten (10) months following the close of the financial year, on the day, time and place indicated in the notice of meeting.

Ordinary General Shareholders Meetings may be convened by the Board of Directors in the event of an emergency. The Board must convene the General Shareholders Meeting when the request is addressed to it by shareholders representing at least a quarter of the share capital and include on the agenda the questions raised by the latter to be submitted to the Meeting.

Article 14.- Convocations to annual Ordinary General Shareholders Meetings are made at least fifteen (15) days in advance, by a notice inserted in a daily newspaper published in Port-au-Prince or by written notification with acknowledgment of receipt. This period may be reduced to eight (8) days for Ordinary General Shareholders Meetings held on second or third notice.

All Ordinary Shareholders Meetings may validly be constituted without publicity if all of the shareholders are present or represented.

Any means of electronic telecommunications offering sufficient guarantees of reliability and security is deemed valid for convening and participating in Shareholders Meetings and/or meetings of the Board of Directors. Shareholders who participate in the deliberations of the Meetings by videoconference or by other means of information and communication technologies (ICT) are deemed present for the calculation of the quorum and the majority. Notices of meeting and the inclusion of draft resolutions on the agenda of a Meeting can be transmitted electronically. Remote and/or proxy voting, including the shareholder’s electronic signature, are permitted.

Article 15.- The holders of shares must prove their status as shareholders in order to have the right to attend the General Shareholders Meeting. A shareholder can be represented at the General Shareholders Meeting by a proxy, whether a shareholder or not. The form of power of attorney is decided by the Board of Directors.

Article 16.- The Ordinary General Shareholders Meeting is properly constituted and can validly deliberate when it is composed of a number of shareholders representing at least sixty percent (60%) of the share capital upon the first convening. If this condition is not met, the General Shareholders Meeting is convened again in accordance with the forms provided for in Article 14, the convocation reproducing the agenda, date and result of the first Meeting. During this second convening, the deliberations are valid by an absolute majority (50%+1) of the shares present or represented, but they can only relate to the points on the agenda of the first meeting. If this quorum is still not reached, a simple majority is required for all deliberations resulting from the third convening.

Article 17.- The General Shareholders Meeting is chaired by the Chairman of the Board of Directors. In his absence, the Meeting elects its Chairman. The latter is assisted by two Scrutineers and a Secretary who can be chosen from outside the Meeting. The Scrutineers’ functions are fulfilled by the two shareholders present at the start of the meeting or who represent the greatest number of shares both by themselves and by the powers conferred on them.

An attendance sheet is kept containing the names and addresses of the shareholders present or represented and the number of shares owned by each of them. This sheet, duly signed by the shareholders present, or their representatives, and certified by the officers of the Meeting, is filed at the registered office and must be communicated to any applicant.

The functions of the officers relate exclusively to the holding of the Meeting and to its proper functioning. The decisions of the officers are only provisional and always remain subject to a vote by the Meeting itself, which any interested party can call for.

Article 18.- The agenda is set by the Board of Directors. It only contains proposals emanating from the Board and those within the scope of the Ordinary General Shareholders Meeting, which have been communicated to the Board at least fifteen (15) days before the meeting, in the name of shareholders representing at least a quarter of the share capital.

No items other than those on the agenda may be put under discussion, except resolutions that directly result from the provoked discussion.

Article 19.- The mission of the annual General Shareholders Meeting is to monitor and oversee the Company’s management. It carries out all the audits it deems necessary; hears the report of the Board of Directors on the Company’s business affairs; it discusses, approves or corrects the financial statements; it sets the dividends to be distributed; it appoints, replaces, dismisses or re-elects the Directors and the Statutory Auditors; it determines by a majority of sixty percent (60%) the salaries of the Board of Directors, if it deems it necessary to grant them, and, by a simple majority, that of the Auditors.

N°. 67 - Tuesday April 25, 2023	<< LE MONITEUR >>	5

It grants the Board of Directors the necessary authorizations in all cases where the powers allocated to it are insufficient.

It deliberates on all proposals placed on the agenda and that are not within the jurisdiction of the Extraordinary General Shareholders Meeting, it being specified that the subjects indicated hereinabove, with the exception of those appearing in this paragraph and in the preceding paragraph, are deemed to be on the agenda of the Annual Meetings, even if it had not been mentioned.

Article 20.- The properly-constituted General Shareholders Meeting represents all of the shareholders. The deliberations of the Meeting adopted in accordance with the Law and the Bylaws are binding on all of the shareholders, even those who are absent, incapable or dissidents.

Article 21.- The deliberations of the Ordinary General Shareholders Meeting may be adopted by a qualified, absolute, or simple majority of the members present or represented under the conditions provided for in Article 16. Each member of the Meeting has as many votes as he or she owns and represents shares of.

Article 22.- The deliberations of the General Shareholders Meeting are recorded in minutes signed by the Chairman and the Secretary of the bureau or signed by the shareholders who were part of the majority, or unanimously.

Copies or extracts from such minutes, to be produced in court or elsewhere, are validly signed by the Chairman-Chief Executive Officer or, in his absence, by the Secretary or by two (2) members of the Board of Directors.

B.- BOARD OF DIRECTORS

Article 23.- The Company is administered by a Board of Directors of at least four (4) members, appointed by the Ordinary General Shareholders Meeting and chosen from among the shareholders. The members can be either natural persons or legal entities. The designated representatives of legal entities must be individually approved by the General Shareholders Meeting. If the appointments of individual persons are not ratified by the General Shareholders Meeting, the deliberations approved and the acts carried out by them nevertheless remain valid.

Article 24.- The Directors are appointed for a period of two (2) years, the year including the interval between two consecutive Meetings. However, the first Board of Directors appointed at the time of incorporation remains in office until the Annual General Shareholders Meeting that will rule on the financial statements for the fraction of a year that has elapsed since the Company’s incorporation. This General Shareholders Meeting must renew the entire Board.

The Directors’ mandate is always automatically extended until the Annual General Shareholders Meeting following the normal expiration of their duties. Directors are indefinitely re-electable.

Article 25.- Each Director must be the owner of at least one (1) share. The Directors’ shares are deposited in the corporate fund as a guarantee of their management. These shares are non-transferable and cannot be pledged during the Director’s term in office.

The shares allocated to a Director’s management guarantee are released after the end of his mandate as a result of the approval of the financial statements for the last financial year during which he exercised his mandate.

Article 26.- The Board must be supplemented if one of its members dies or resigns or is incapacitated in any way. Provisional appointments made by the Board must be submitted at its next meeting for confirmation by the Ordinary General Shareholders Meeting that determines the duration of the new Directors’ mandate. If the provisional appointments are not ratified by the General Shareholders Meeting, the deliberations adopted and the acts accomplished nevertheless remain valid.

Article 27.- The Board members are elected by the Ordinary General Shareholders Meeting. The Board appoints, from among its members, a Chairman-Chief Executive Officer, a Vice-Chairman, a Secretary, a Treasurer and one member. They are elected for the duration of their mandate as Directors, unless dismissed by the Board for reasons, and can always be re-elected.

Article 28.- The Board of Directors meets upon convocation by its Chairman or the Vice-Chairman, as often as the Company’s interests require, either at the registered office or at any other place indicated in the notice of meeting.

Notices of meeting are sent to each member of the Board of Directors at least fifteen (15) days before the date of the meeting, by letter with acknowledgment of receipt or by email. The Board cannot rule on a question not included in the notice of meeting.

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The conditions of Article 14 apply to the convening and participation in the Board of Directors meetings.

For the deliberation to be valid, at least half of the Directors must be present or represented. Deliberations are adopted by majority vote. The Director who represents one of his colleagues has two (2) votes. In the event of a tie, the Chairman’s vote is decisive.

Article 29.- The Board’s deliberations are recorded in minutes transcribed in a special register and signed by the Chairman of the meeting and the Secretary, or by the majority of the Directors who took part in the meeting.

Copies or extracts from these Minutes, to be produced in court or elsewhere, are signed by the Chairman or Vice-Chairman of the Board of Directors.

With regard to third parties, the justification of the number and appointment of the Directors in office, of the capacity of Chairman or Vice-Chairman of the Board in office, as well as the justification of the powers of attorney of the Directors representing their colleagues, sufficiently results from the statement in the Minutes of each deliberation and in the extract issued therefrom, from the names of the Directors present or represented and those of the absent Directors, as well as from the capacities stated therein.

Article 30.- The Board of Directors determines the guidelines for the Company’s business activity and ensures their implementation. Subject to the powers expressly granted by the Law and the Bylaws to Shareholders Meetings and within the limits of the corporate purpose, it can take up any question concerning the Company’s smooth running and settle through its deliberations the matters that concern it.

The Board of Directors carries out at any time the audits and verifications it deems appropriate.

The Board of Directors is vested with the broadest powers to act on the Company’s behalf, both with regard to third parties and with regard to the shareholders, and to carry out or authorize any acts relating to its purpose. In particular, it has the power to carry out all acts of administration or disposition that the Law or these Bylaws do not expressly reserve for the General Shareholders Meetings. It represents the Company vis-à-vis third parties and carries out all legal actions, both as plaintiff as well as defendant. The Board of Directors may grant any delegation of powers to any agent of its choice within the limits of the powers it holds under the Law and these Bylaws. This list is not exhaustive. The Board of Directors may dismiss the Chairman of the Board at any time.

The emoluments of the members of the Board of Directors are set by decision of the Board of Directors, and must be ratified by the General Shareholders Meeting. Members of the Board of Directors may also hold a paid position provided that the benefit of the employment contract corresponds to actual employment.

The members of the Board of Directors do not contract any personal or collective obligations because of the Company’s affairs. They are only responsible for the execution of their mandate.

Article 31.- The Chairman of the Board provides, under his responsibility, the Company’s general management. The Chairman of the Board of Directors is the legal representative of the Company. The Chairman may delegate the general management to any person of his choice to whom he delegates such powers as he deems appropriate and whose compensation he sets.

The Chairman of the Board will have, in addition to the powers conferred on him by these Bylaws, the following powers to:

a)	Organize and direct the Board of Directors’ work, on which it reports to the General Shareholders Meeting.

b)	Ensure the proper functioning of the Company's bodies and to ensure, in particular, that the Directors are able to fulfill their mission;

c)	Convene the General Shareholders Meetings and the Board meetings;

d)	Chair the General Shareholders Meetings and the Board of Directors meetings;

e)	Report, in a report attached to the annual management report, on the conditions for preparing and organizing the Board’s work as well as the internal audit procedures put in place by the Company;

f)	Supervise the preparation of the Board’s Annual Management Report and the interim reports;

g)	Represent the Company in court both as plaintiff and well as defendant, to issue or receive and, where applicable, appoint with the Board’s approval, the person(s) responsible for issuing and receiving, on the Company’s behalf, the deeds of purchase, sale, transfer, award, mortgage or any other nature that must be carried out in the Company’s favor resulting from operations carried out by the Company and that would be necessary to liquidate accounts, guarantee the loans and interest, settle the debts, complete all formalities and take all actions with a view to achieving the purposes for which the Company was formed;

N°. 67 - Tuesday April 25, 2023	<< LE MONITEUR >>	7

(h)	Represent the Company to any individual, any Companies or businesses, any public or private entity or organization within the limits established by the Board of Directors and these Bylaws.

The Vice-Chairman is responsible for assisting the Chairman. In the event of the Chairman’s incapacity, the Vice-Chairman fulfills all the Chairman’s functions and is bound by the same obligations that apply to him until his return or until a new Chairman is appointed.

Article 32.- The Secretary’s duties are as follows, to:

a)	Supervise the drafting and conservation of the Minutes of the General Shareholders Meetings and those of the Board of Directors, certify them as true and, if necessary, issue copies;

b)	Coordinate the preparation, dispatch and publication of notices of meetings;

c)	Supervise and coordinate the organization and preparation of the General Shareholders Meetings and the Board of Directors’ meetings;

d)	Keep the Seal of the Company;

e)	Keep the share register and record, in the stock book, any transfer of said shares;

f)	Accomplish such other tasks as are conferred upon him by the Law, by the General Shareholders Meetings and by the Board of Directors.

Article 33.- The Treasurer’s responsibilities are as follows, to:

a)	Supervise the Company’s accounting;

b)	Ensure the monthly issuance of an unaudited statement of income and expenses;

c)	Participate in all financial working committees established by the Board of Directors;

d)	Accomplish such other tasks as are conferred upon him by the Law, by the General Shareholders Meetings and by the Board of Directors.

C.- STATUTORY AUDITORS

Article 34.- The Statutory Auditors may be chosen, in accordance with the Laws in force, by the Ordinary General Shareholders Meeting, if it deems it necessary. Their task will be that set by the said Decree or any other legislation in force.

D.- CORPORATE YEAR

Article 35.- The corporate year begins on the first (1st) of October and ends on the thirtieth (30th) of September of the following year. As an exception, the first financial year will include the time elapsed from the Company’s incorporation until the next September 30.

The corporate year may be modified at any time by the Board of Directors.

E.- DISTRIBUTION OF PROFITS

LOSS OF ONE QUARTER OF THE SHARE CAPITAL

Article 36.- An inventory is drawn up each year containing an indication of the Company’s assets and liabilities. In this inventory, the various elements of the company’s assets are subject to depreciation that is determined by the Board of Directors.

The inventory, the balance sheet and the profit and loss statement and, generally, all of the documents which, according to the Law, must be communicated to the Meeting, must be kept available to the shareholders, at the registered office, at least fifteen (15) days before the date of the Meeting. Any shareholder may, during this period, request communication of the list of the Company’s shareholders and/or the financial statements from the registered office.

Article 37.- Net profits mean net income for the financial year, after deduction of overhead and all social charges as well as any depreciation of the corporate assets and all provisions for commercial and industrial risks.

From the profit is levied:

1°) Ten percent (10%) to constitute the reserve fund prescribed by law. This levy ceases to be mandatory when the reserve fund reaches half of the paid-up capital and resumes its course when, for whatever reason, the reserve is below this half;

2°) Any extraordinary reserves that the Assembly decides upon;

3°) The amount necessary for the dividends payment to the shareholders. If the profits for one year do not allow this payment, the shareholders cannot claim it from the profits from subsequent years.

All reserves, except the legal reserve, are at the Board of Directors’ disposal, for all corporate needs, including the execution of the decisions of the General Shareholders Meetings that set the dividends payment to the shareholders.

8	<< LE MONITEUR >>	N°. 67 - Tuesday April 25, 2023

Article 38.- The dividend payment terms are the responsibility of the Board of Directors. The dividend payment must take place within a nine (9) month deadline after the close of the financial year or any other date chosen by the Board. The dividends are validly paid to the owner of the share. Properly paid dividends cannot be subject to reporting or restitution.

Article 39.- In the event of loss of one quarter of the share capital, the Directors must convene an Extraordinary General Shareholders Meeting to decide on the Company’s continuation or liquidation.

TITLE V

MODIFICATION OF THE COMPANY

EXTRAORDINARY GENERAL SHAREHOLDERS MEETINGS

INCREASE IN THE SHARE CAPITAL

Article 40.- EXTRAORDINARY GENERAL SHAREHOLDERS MEETING - CONVOCATION AND QUORUM: The General Shareholders Meeting may be convened on an extraordinary basis by the Chairman and Chief Executive Officer. Notices of the convening of an Extraordinary General Shareholders Meeting must include the agenda for the meeting, and be published in a daily newspaper with a large circulation at the place of the registered office at least fifteen days (15) before the date set for the meeting, or notified by letter with acknowledgment of receipt. This period may be reduced to eight (8) days for Extraordinary General Meetings held on second or third notice.

The conditions of Article 14 remain valid in convening the participation in the Extraordinary General Shareholders Meeting. The provisions of Articles 9, 20, 22 apply to Extraordinary General Shareholders Meetings.

All Extraordinary Shareholders Meetings convened, upon first convocation, are validly constituted without publicity if all the shareholders are present or represented.

Each member of the Meeting has as many votes as he owns or represents shares.

Article 41.- The Extraordinary General Shareholders Meeting has jurisdiction for all questions relating to a statutory amendment. An increase in capital, a reduction in capital, the issuing of preferred shares, an amendment to the Bylaws, the Company’s dissolution, decisions on the merger and acquisition of Companies must be decided by the Extraordinary General Shareholders Meeting convened for this purpose.

Article 42.- The Extraordinary General Shareholders Meeting is properly constituted and can validly deliberate by a qualified majority of at least sixty-five (65%) of the share capital at the first convening. When the Extraordinary General Shareholders Meeting cannot validly deliberate due to failure to meet a quorum, the second Meeting can validly deliberate with an absolute majority of 50% + 1 share. If the lack of quorum persists, a simple majority is required for any deliberations resulting from the third convening.

Article 43.- The share capital may be increased one or more times either by issuing new shares in accordance with Article 9 of these Bylaws, or by increasing the nominal amount of existing shares.

The new shares are fully paid up, either in cash, or by compensation with liquid and payable claims on the Company, or by incorporation of reserves, profits or issue premiums, or by conversion of bonds.

The new shares are issued at their nominal amount, or increased by an issue premium.

The Extraordinary General Shareholders Meeting may delegate to the Board of Directors the necessary powers to carry out the capital increase one or more times, the issuing of a category of transferable securities, to set the amounts thereof or to note their fulfillment.

The owners of previously-issued shares have a preferential right to subscribe new shares in proportion to the number of shares that each one owns. This right is exercised in the forms and within the deadlines set by the Board of Directors.

If the preferential subscriptions have not absorbed the entire capital increase, the Board of Directors may offer the balance to the public when the Extraordinary General Shareholders Meeting has not decided otherwise.

In the event that one of the subscribers to a capital increase does not meet his commitments and, in particular, does not pay the prescribed portion of his subscription in cash, the Company has the right to terminate the contract entered into with the defaulting subscriber, fifteen (15) days after a formal notice consisting of sending a simple letter with acknowledgment of receipt that remains without effect; all, without prejudice to any recourse for compensation for the damage that the defaulting subscriber’s contractual breach may cause to the Company.

TITLE VI

LIQUIDATION OF THE COMPANY

Article 44.- In the event of early dissolution, the General Shareholders Meeting settles the method of liquidation and appoints one or more liquidators whose powers it determines. Unless decided by the General Shareholders Meeting, the liquidators have the same powers as those conferred on the Board of Directors in Article 30 of the Bylaws.

N°. 67 - Tuesday April 25, 2023	<< LE MONITEUR >>	9

the appointment of liquidators puts an end to the powers of the Directors and of the Statutory Auditors.

Article 45.- The properly-constituted Ordinary General Shareholders Meeting retains the same responsibilities during the liquidation as during the course of the Company. In particular, it has the power to approve the liquidation accounts and to grant discharge to the liquidators. It may dismiss the liquidator(s), replace them and even cancel the resolution deciding the early dissolution, by appointing a new Board of Directors and new Auditors, subject to the rights acquired by third parties in the meantime.

Article 46.- Copies or extracts of the Minutes of the Meeting are signed by two (2) liquidators or, as applicable, by the sole liquidator.

Article 47.- After the settlement of the Company's liabilities and charges, the net proceeds of the liquidation are first used to completely amortize the capital of the shares if this amortization has not yet taken place. The surplus is distributed among the shareholders, in proportion to the number of their shares.

TITLE VIII

DISPUTES

Article 48.- Any disputes or litigation of any nature that arise during the course of the Company or its liquidation, between the shareholders and the Company or its Directors, between the Company and its Directors, between the shareholders themselves, must be amicably resolved. No shareholder may resort to the Court before having submitted their complaint to the General Shareholders Meeting for the purpose of an amicable settlement. In the absence of an amicable settlement, the disputes and/or litigation are submitted to the Haitian courts with jurisdiction in the matter.

Done and signed in four (4) originals, one of which is to be filed at the Company’s registered office and the others for the completion of legal formalities in Port-au-Prince, on August twenty-third, two thousand and twenty-two (August 23, 2022).

(Signed):

Holly Anya Mc NAMARA

by Digicel Haiti International Finance Holdings Limited

Chairwoman

Luca SEBASTIANI
for Alpha Communication Network S.A.
Vice-Chairman & Treasurer

Maguy Yves VERCELA
Secretary

Maarten R. BOUTE
Member

Recorded in Pétion-Ville, on January twenty-fifth, two thousand and twenty-three (January 25, 2023).

For certified true copy

Collated

[signature]

Me. Dina SEIDE

Notary Public

FIRST CERTIFIED COPY
Republic of Haiti

Before Me. Dina SÉÏDE, holding law degree, Notary in residence at Pétion-Ville, identified by her National Identification Card under CIN: 01-01-99-1977-11-00470 and registered for tax purposes under No.: 003-648-248-9; licensed and taxed under numbers: 2207212392 and 2207212387 for this financial year, Undersigned.

Has appeared:

Me. Johnson NAZAIRE, identified for tax purposes under NIF: 006-993-223-6, Lawyer at the Bar of Port-au-Prince, property owner, residing and domiciled in the Municipality of Pétion-Ville, licensed and taxed under Nos.: 2167181185 and 8407016625 for this financial year, currently present in our Office.

Who has hereby filed with our Office to be classified among our Minutes and to receive dispatch after its registration that will take place at the same time as the Minutes hereof that it will remain appended to.

The original of the Minutes of the Extraordinary General Shareholders Meeting of the Joint Stock Company called: “ONEFONE S.A.” held on the date of August twenty-second, two thousand and twenty-two.

Said report bearing the heading “ONEFONE, S.A.” is typed on the front of four sheets of white paper, and in fine bears the signatures identified as those of the gentlemen and ladies, namely: Maarten R. BOUTE, Member; Holly Anya Mc NAMARA, Chairwoman; Luca SEBASTIANI, Vice-Chairman/Treasurer and Maguy Yves VERCELA, Secretary.

10	<< LE MONITEUR >>	N°. 67 - Tuesday April 25, 2023

Duly noted:

Done and signed in Pétion-Ville, in the Minutes and in our Office on this day, December twelve, two thousand and twenty-two (December 12, 2022).

And, after reading, the appearing party signed with the Notary.

Thus signed in the same place in the Minutes hereof: Me. Johnson NAZAIRE and Me. Dina SÉIDE, Notary. The latter, depositary of the Minutes following which is written:

Recorded in Pétion-Ville, on January twenty-fifth, two thousand and twenty-three (January 25, 2023). Folio... Box... of the Register... No.:... of Civil Registry Deeds. All duties collected in Pétion-Ville.

The Receiver of the Registration (S):
Mr. Luc Richard BATTIST.
Notice of Assessment: RC: 15934768.
First Certified Copy
Collated

[signature]

Me. Dina SEIDE

Notary Public

FOLLOWS THE CONTENT OF SAID APPENDED MINUTES

MINUTES
OF THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING OF: “ONEFONE S.A.”
“THE COMPANY”
August 22, 2022

The Extraordinary General Shareholders Meeting of “ONEFONE S.A.,” Haitian Joint Stock Company, identified under tax registration number: 000-587-223-5, approved by Notice of the Ministry of Commerce & Industry dated September 27, 2004; published in the Official Journal “Le Moniteur,” No. 1 of January 6, 2005; having its registered office located in Port-au-Prince, Haiti, having been properly summoned, were present:

Name & Address of the Shareholder	Number of Shares	Represented by
Digicel Haiti International Finance Holdings Limited 1st Floor, Financial Centre Bridge Street Castries, St. Lucia	7996	Holly Anya Mc NAMARA
Alpha Communication Network S.A. (ACN) Port-au-Prince, Haiti	2	Luca SEBASTIANI
Maarten R. BOUTE Port-au-Prince, Haiti	1
Maguy Yves VERCELA Port-au-Prince, Haiti	1

The notice of meeting took place by letter sent to the shareholders in accordance with the Bylaws.

In accordance with the Bylaws, the Chairwoman of the Board of Directors Holly Anya Mc NAMARA is appointed Chairwoman of the Bureau of the Meeting, who in turn appoints Maguy Yves VERCELA as Secretary of said Bureau.

N°. 67 - Tuesday April 25, 2023	<< LE MONITEUR >>	11

Holly Anya Mc NAMARA declares the General Shareholders Meeting open at 8 a.m. The Chairwoman then recalls the items on the agenda:

1.	Amendments to the Bylaws;

2.	Election of a new Board of Directors;

3.	Delegation of power to the Board of Directors.

The Chairwoman makes available to the Meeting:

4.	The attendance sheet;

5.	The copy in the Official Journal “Le Moniteur.”

The Chairwoman declares that the documents and information provided for by the legislative and statutory provisions, which documents and information she sets out, are available to the present shareholders for consultation.

At her invitation, the Meeting takes note of this declaration.

Then, she opens the discussion.

The Chairwoman proposes a complete amendment to the Company’s Bylaws and requests that a resolution be adopted to approve it.

Then, she also proposes a resolution ratifying the members of the Board of Directors. She proposes that the following be ratified:

Digicel Haiti International Finance Holdings
Limited represented by Holly Anya Mc NAMARA,
Chairwoman;

Alpha Communication Network S.A. represented by
Luca SEBASTIANI,
Vice-Chairman & Treasurer;

Maguy Y. VERCELA: Secretary;

and Maarten R. BOUTE: Member.

The Chairwoman recalls the responsibilities of the Board of Directors. To this end, the shareholders agree to delegate all power to the Board of Directors for the implementation of said resolutions and propose that a resolution also be adopted to approve it.

After the various presentations and discussions relating to the items on the agenda, the Extraordinary General Shareholders Meeting deliberated and adopted the following resolutions unanimously.

FIRST RESOLUTION

AMENDMENT TO THE BYLAWS

The shareholders gathered, in an Extraordinary General Shareholders Meeting, have sovereignly decided to amend the Bylaws in their entirety as hereinafter.

Upon duly-made and supported proposal, it was unanimously resolved by the shareholders present and represented to approve this Resolution.

SECOND RESOLUTION

ELECTION OF THE BOARD OF DIRECTORS

The shareholders discharge the outgoing members of the Board of Directors and the new Board of Directors is elected and constituted as follows:

-	Digicel Haiti International Finance Holdings Limited:Chairwoman represented by Holly Anya Mc NAMARA;

-	Alpha Communication Network S.A Vice-Chairman & Treasurer represented by Luca SEBASTIANI;

-	Maguy Yves VERCELA: Secretary

-	Maarten R. BOUTE: Member

Upon duly-made and supported proposal, it was unanimously resolved by the shareholders present and represented to approve this Resolution.

THIRD RESOLUTION

DELEGATION OF POWER
TO THE BOARD OF DIRECTORS

The shareholders grant full power to the Board of Directors, which may delegate to any person of its choice to implement the resolutions adopted by the shareholders during this Extraordinary General Shareholders Meeting.

Upon duly-made and supported proposal, it was unanimously resolved by the shareholders present and represented to approve this Resolution.

There being nothing further on the agenda, the meeting is adjourned at 9 a.m.

From everything above, these Minutes were drawn up and signed by the shareholders.

12	<< LE MONITEUR >>	N°. 67 - Tuesday April 25, 2023

These Minutes will be inserted into the Company’s Register.

(Signed):

Holly Anya Mc NAMARA
for Digicel Haiti International Finance
Holdings Limited
Chairwoman;

Luca SEBASTIANI
for Alpha Communication Network S.A.
Vice-Chairman & Treasurer;

Maguy Yves VERCELA:  Secretary

Maarten R. BOUTE:         Member

Recorded in Pétion-Ville, on January twenty-fifth, two thousand and twenty-three (January 25, 2023).

As certified true copy

Collated

[signature]

Me. Dina SÉÏDE

Notary Public

Filed and recorded at the Ministry of Commerce and Industry were two originals of the Amendment made to the Bylaws of the Joint Stock Company: “ONEFONE, S.A.”

With share capital of..., And having its registered office at... Formed at... on... Date of 1st filing of the Bylaws: December 12, 2022. Registration for Contributions: on January 25, 2023. Signing of Deed of Incorporation: on…. Registration for Contributions: on… Final Registration: on… 3/9/2023. No. F-044, Folio: 90. Reg.: VIII

[signature]

General Director

NOTICE OF CORRECTION

Material errors made their way into the Notice approving the amendment made to the Bylaws of the Joint Stock Company called: “C3 EDITIONS, S.A.,” on page 6, Fourth Resolution Item VI.- Questions of General Interest, published in the Official Journal “Le Moniteur” 178th Year No. 15 of Friday January 27, 2023.

In lieu and in place of:

Point VI.- Questions of General Interest

On the questions of general interest, no one having requested to speak, the agenda being exhausted, the session was adjourned at 3:45 p.m.

Signed:

Emelie LANTIMO
agent of Marimi BRUTUS TOUSSAINT;

Michel Fred BRUTUS
agent of Lanchel BRUTUS;

Naomie Vica DRY;

Marie Renée Lantimo BRUTUS
agent of Tomiegrace BRUTUS;

Mr. Michel Dit Clervil ESPÉRANCE.

Please read as follows:

Point VI.- Questions of General Interest

On the questions of general interest, no one having requested to speak, the agenda being exhausted, the meeting was adjourned at 3:45 p.m.

Signed:

Emelie LANTIMO
agent of Marimi BRUTUS TOUSSAINT;

Michel Fred BRUTUS
agent of Lanchel BRUTUS;

Naomie Vica DRY;

Marie Renée Lantimo BRUTUS
agent of Tomiegrace BRUTUS.

Printed by Presses Nationales d’Haiti - Port-au-Prince
ISSN: 1683-2930 • Legal Filing: 85-01-027 National Library of Haiti

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